                                                                    EXHIBIT 77K

                        COLUMBIA FUNDS SERIES TRUST II
                                 (THE "TRUST")
                            REGISTRATION #811-21852
                                  FORM N-SAR
                       SIX MONTHS ENDED AUGUST 31, 2012

SUB-ITEM 77K: CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on June 14, 2012, the Board of Trustees of the Trust, upon recommendation of the Audit Committee, approved the replacement of Ernst & Young LLP (Ernst & Young) as the independent registered public accounting firm for each of the funds in the Trust and certain other funds in the Columbia Family of Funds (collectively, the Funds) and appointed PricewaterhouseCoopers LLP (PwC). PwC's engagement was effective at the completion of Ernst & Young's audits of the financial statements of Funds with fiscal years ended July 31, 2012. The Funds did not consult with PwC during the fiscal period ended February 29, 2012 and the fiscal year ended March 31, 2011 and through the June meeting.

Ernst & Young's reports on the financial statements of each of the funds in the Trust as of and for the period ended February 29, 2012 and fiscal year ended March 31, 2011 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no: (1) disagreements between the Funds and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports, or (2) reportable events.

The Trust has provided Ernst & Young with a copy of this disclosure and has requested Ernst & Young to furnish the Trust with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Trust herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated October 29, 2012, is filed as an exhibit to this Form N-SAR.